PROSPECTUS SUPPLEMENT	FILED PURSUANT TO RULE 424(b)(3) and (c)
(TO PROSPECTUS DATED JULY 23, 2003)	REGISTRATION NO. 333-106504

$300,000,000

THE WILLIAMS COMPANIES, INC.
5.50% JUNIOR SUBORDINATED CONVERTIBLE DEBENTURES DUE 2033
AND THE COMMON SHARES ISSUABLE UPON CONVERSION
OF THE CONVERTIBLE DEBENTURES

     This prospectus supplement relates to the resale by the holders of 5.50% Junior Subordinated Convertible Debentures due 2033 of The Williams Companies, Inc. and the shares of common stock issuable upon the conversion of the convertible debentures.

     This prospectus supplement should be read in conjunction with the prospectus dated July 23, 2003, which is to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendment or supplement thereto. The terms of the convertible debentures are set forth in the prospectus.

     The information in the table appearing under the heading “Selling Securityholders” in the prospectus is supplemented by the information appearing in the table below. The information below was furnished to us by the selling securityholders listed below on or before December 8, 2003:

			Percent of
	Principal Amount of		Shares of Common
	Convertible	Number of Shares of	Stock Outstanding
Name	Debentures (1)	Common Stock	(2)

	(in $)
1976 Revocable Trust FBO A.R. Lauder/Zinterhofer	9,000.00	826.33	*
2000 Revocable Trust FBO A.R. Lauder/Zinterhofer	8,200.00	752.87	*
Advent Convertible Master (Cayman) LP	6,884,300.00	632,075.12	0.12%
AG & J Power 2 Ltd.	140,000.00	12,853.96	*
AG & J Power Fund LP	170,000.00	15,608.38	*
AG & J Power Plus Ltd.	75,000.00	6,886.05	*
AG & J Power Opportunity Fund LP	325,000.00	29,839.55	.01%
Alcon Laboratories	447,100.00	41,050.04	.01%
Alpha US Sub 4 LLC	306,600.00	28,150.17	.01%
Angelo Gordon and Co. LP	20,000.00	1,836.28	*

Araphoe County Colorado	55,750.00	5,118.63	*
Arlington County Employee Retirement System	772,900.00	70,963.04	0.01%
Asante Health Systems	115,000.00	10,558.61	*
British Virgin Islands Social Security Board	101,150.00	9,286.99	*
City and County of San Francisco Retirement System	1,706,700.00	156,698.95	0.03%
City of New Orleans	235,050.00	21,580.88	*
City University of New York	173,550.00	15,934.32	*
Common Fund Long/Short Equity	270,000.00	24,789.78	*
Delaware Public Employees Retirement System	1,788,200.00	164,181.79	0.03%
Grady Hospital Foundation	153,600.00	14,102.63	*
HFR Arbitrage	333,000.00	30,574.06	0.01%
KD Convertible Arbitrage	1,000,000.00	91,814.00	0.02%
Lyxor	737,450.00	67,708.23	0.01%
Municipal Employees	276,350.00	25,372.80	*
New Orleans Firefighters Pension/Relief Fund	156,600.00	14,378.07	*
Occidental Petroleum Corporation	311,550.00	28,604.65	0.01%
Pro-Mutual	867,400.00	79,639.46	0.02%
State of Maryland Retirement Agency	3,701,150.00	339,817.39	0.07%
Tag Associates	63,650.00	5,843.96	*
The Grable Foundation	102,150.00	9,378.80	*
Trustmark Insurance	388,500.00	35,669.74	0.01%

(1)	Represents the aggregate principal dollar amount of convertible debentures at issuance.

(2)	Calculated in accordance with Rule 13d-3(d)(i) of the Exchange Act, using 518,227,286 common shares outstanding as of December 4, 2003. In calculating this amount, we treated as outstanding the number of common shares issuable upon conversion of all of that holder’s convertible debentures while assuming that no other holder of convertible debentures converted.

*	Less than 0.01%

     INVESTING IN THE CONVERTIBLE DEBENTURES INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 4 OF THE PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is December 8, 2003

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